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                                                                    EXHIBIT 99.1


Contact:
Susan Hickey
Jupiter Media Metrix, Inc.
917-534-6479
shickey@jmm.com


                       JUPITER MEDIA METRIX ANNOUNCES PLAN
                          TO EXPLORE STRATEGIC OPTIONS


NEW YORK, NY -- Feb. 19, 2002 -- Jupiter Media Metrix (Nasdaq: JMXI) today announced that it would form a special committee of the board of directors to immediately begin exploring strategic options to strengthen its position in the marketplace. The company has retained Robertson Stephens, Inc. to act as an advisor in this process.

Separately, Jupiter Media Metrix and NetRatings (Nasdaq: NTRT) jointly announced today that they have mutually agreed to terminate their Oct. 25, 2001 acquisition agreement and related loan and security agreement.

"We are optimistic about the future of Jupiter Media Metrix and strongly believe in the value of our innovative products, market-leading brands, patented technologies and experienced people," said Mr. Robert Becker, chief executive officer of Jupiter Media Metrix. "With the termination of the Jupiter Media Metrix/NetRatings merger, we will now pursue other strategic options to ensure that our customers continue to benefit from the world-class products and services that they have come to expect from Jupiter Media Metrix."

As previously announced, Jupiter Media Metrix will continue to pursue its patent infringement lawsuit against NetRatings. At a recent scheduling conference, the judge assigned an Oct. 28, 2002 trial date.

ABOUT JUPITER MEDIA METRIX

Jupiter Media Metrix is the global leader in Internet and new technology analysis and measurement. The Company delivers innovative and comprehensive Internet measurement, analysis and events to provide businesses with unmatched global resources for understanding and profiting from the Internet. Jupiter Media Metrix brings together world-class, innovative and market-leading products, services, research methodologies and people. Jupiter Media Metrix services include Media Metrix, AdRelevance, Jupiter Research and Site Measurement. The Company is headquartered in New York City.

SAFE HARBOR

This press release contains statements of a forward-looking nature relating to future events or future financial results of Jupiter Media Metrix. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider various factors, which could cause actual
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events or results to differ materially from those indicated from such forward-looking statements, including the matters set forth in Jupiter Media Metrix reports and documents filed from time to time with the Securities and Exchange Commission.



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